EXHIBIT 99

TRICON GLOBAL RESTAURANTS VIEWS McLANE PURCHASE
OF AMERISERVE AS “BEST POSSIBLE OUTCOME”

LOUISVILLE, KY (December 1, 2000) - Tricon Global Restaurants, Inc. (NYSE:YUM) said it is very pleased that McLane Company, Inc., a subsidiary of Wal-Mart Stores, Inc., has finalized its purchase of the U.S. distribution business of AmeriServe, providing Tricon with an outstanding distributor going forward.

The sale was approved by the U.S. Bankruptcy Court on November 28, 2000, in connection with the Court’s approval of AmeriServe’s Joint Liquidating Plan of Reorganization. Under the terms of the sale, McLane has assumed distribution to domestic restaurants in the Tricon system that previously had been serviced by AmeriServe.

“McLane is a financially solid, world-class distributor with a proven track record of outstanding service, and is a great fit for our system,” said David Novak, Chief Executive Officer of Tricon Global Restaurants. “McLane’s purchase of AmeriServe has been our preferred solution since early in the bankruptcy process. Our Operations, Finance and Legal teams did an excellent job managing this situation, resulting in minimal service disruptions to our restaurants. I am pleased this issue is behind us and I’m confident McLane’s superior distribution capability will help us run great restaurants,” Novak said.

AmeriServe Food Distribution, Inc. is the principal distributor of supplies to company and franchisee owned Taco Bell, KFC and Pizza Hut restaurants in the United States.

Tricon is the world’s largest restaurant company in terms of system restaurants, with more than 30,000 restaurants in over 100 countries and territories. Tricon’s three brands, KFC, Pizza Hut and Taco Bell, are the global leaders of the chicken, pizza and Mexican restaurant categories, respectively. Total worldwide system sales were nearly $22 billion in 1999.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These “forward-looking” statements reflect management’s expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, fluctuations in commodity prices, supplier contracts, business viability of our key distributor and franchise operators, and actuarially determined casualty loss estimates. Further information on factors that could affect Tricon’s financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.